EXHIBIT 21.0

SUBSIDIARIES OF REGISTRANT

	State or Other Jurisdiction of Incorporation	Percentage Owned
Parent
Square 1 Financial, Inc.	Delaware

Subsidiaries(1)
Square 1 Bank	North Carolina	100%
Square 1 Ventures LLC	Delaware	100
Square 1 Capital Trust 1	Delaware	100

Subsidiaries of Square 1 Bank(1)
Square 1 Asset Management, Inc.	North Carolina	100

(1)	Operations of Square 1 Financial, Inc.’s wholly owned direct subsidiary, Square 1 Bank and Square 1 Bank’s wholly owned subsidiary are included in Square 1 Financial, Inc.’s consolidated financial statements.